Exhibit(j)



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------



We hereby consent to the incorporation by reference in this Registration Statement of DWS Variable Series I (formerly Scudder Variable Series I) on Form N-1A ("Registration Statement") of our report dated February 22, 2006, relating to the financial statements and financial highlights which appears in the December 31, 2005 Annual Report to Shareholders of DWS Variable Series I (formerly Scudder Variable Series I), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm", "Financial Statements" and "Financial Highlights" in such Registration Statement.


/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
April 26, 2006